Exhibit 4.2

SERVICE CORPORATION INTERNATIONAL

as Issuer

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Original Trustee

and

BOKF, NA

as Series Trustee

$750,000,000

5.125% SENIOR NOTES DUE 2029

FIFTEENTH

SUPPLEMENTAL

INDENTURE

Dated as of May 21, 2019

EXHIBIT A:	Form of 5.125% Senior Note due 2029

FIFTEENTH SUPPLEMENTAL INDENTURE, dated as of May 21, 2019 (this “Supplemental Indenture”), among Service Corporation International, a Texas corporation (the “Issuer”), The Bank of New York Mellon Trust Company, N.A., a national banking association, as successor to The Bank of New York, as the original trustee (the “Original Trustee”) and BOKF, NA, a national banking association, as the series trustee (the “Series Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer has heretofore entered into a Senior Indenture, dated as of February 1, 1993 (the “Original Indenture”), with the Original Trustee, a First Supplemental Indenture, dated as of April 14, 2004, with the Original Trustee, a Second Supplemental Indenture, dated as of June 15, 2005, with the Original Trustee, a Third Supplemental Indenture, dated as of October 3, 2006, with the Original Trustee, a Fourth Supplemental Indenture, dated as of October 3, 2006, with the Original Trustee, a Fifth Supplemental Indenture, dated as of November 28, 2006, with the Original Trustee, a Sixth Supplemental Indenture, dated as of April 9, 2007, with the Original Trustee, a Seventh Supplemental Indenture, dated as of April 9, 2007, with the Original Trustee, an Eighth Supplemental Indenture, dated as of November 10, 2009, with the Original Trustee, a Ninth Supplemental Indenture, dated as of November 22, 2010, with the Original Trustee, a Tenth Supplemental Indenture, dated as of November 8, 2012, with the Original Trustee, an Eleventh Supplemental Indenture, dated as of July 1, 2013, with the Original Trustee, a Twelfth Supplemental Indenture, dated as of May 12, 2014, with the Original Trustee, a Thirteenth Supplemental Indenture, dated as of May 12, 2014, with the Original Trustee and a Fourteenth Supplemental Indenture, dated as of December 12, 2017 with the Original Trustee and the Series Trustee;

WHEREAS, the Original Indenture, as supplemented by this Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, under the Original Indenture, the form and terms of any new series of unsecured debentures, notes or other evidences of indebtedness (the “Securities”) may at any time be established by a supplemental indenture executed by the Issuer and the Original Trustee;

WHEREAS, the Issuer proposes to create under the Indenture a new series of Securities;

WHEREAS, additional Securities of this series and other series hereafter established, except as may be limited in the Original Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Original Indenture as at the time supplemented and modified;

WHEREAS, the Issuer desires to appoint the Series Trustee to serve as the Trustee under the Indenture solely with respect to the Notes (as defined below);

WHEREAS, the Series Trustee is willing to accept such appointment with respect to the Notes;

WHEREAS, the amendments to the Original Indenture set forth in Article IX hereof with respect to the Notes do not require the consent of any existing Securityholder;

WHEREAS, the Issuer desires the Original Trustee to continue to serve as the Original Trustee under the Indenture for all purposes under the Original Indenture other than with respect to the Notes; and

WHEREAS, all actions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Issuer have been done or performed;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

ESTABLISHMENT OF NEW SERIES

Section 1.01 Establishment of New Series.

(a) There is hereby established a new series of Securities to be issued under the Indenture, to be designated as the Issuer’s 5.125% Senior Notes due 2029 (the “Notes”).

(b) On the Issue Date (as defined below), the Series Trustee shall authenticate and deliver $750,000,000 of the Notes and, at any time and from time to time thereafter, the Series Trustee shall authenticate and deliver Additional Notes (as defined below) for original issue in accordance with Sections 2.3 and 2.4 of the Original Indenture in an aggregate principal amount specified in the applicable Issuer Order. Further, from time to time after the original issue date, Notes shall be authenticated and delivered upon registration of transfer of or in exchange for, or in lieu of other Notes as set forth in the Original Indenture.

(c) The Notes shall be issued initially in the form of one or more Global Securities in substantially the form set out in Exhibit A hereto. The Depositary with respect to the Notes shall be The Depository Trust Company.

(d) Each Note shall be dated the date of authentication thereof and shall bear interest as provided in the form of Note in Exhibit A hereto. The date on which principal is payable on the Notes shall be as provided in the form of Note in Exhibit A hereto.

(e) The record dates for the Notes and the manner of payment of principal and interest on the Notes shall be as provided in the form of Note in Exhibit A hereto. The Place of Payment shall be as designated in Section 3.2 of the Original Indenture.

(f) The terms of Section 10.1(C) of the Original Indenture shall be applicable to the Notes. If and to the extent that the provisions of the Original Indenture are duplicative of, or in contradiction with, the provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern, but solely with respect to the Notes.

ARTICLE II

APPOINTMENT OF SERIES TRUSTEE

Section 2.01 Appointment of Series Trustee. Pursuant to the Indenture, the Issuer hereby appoints the Series Trustee as Trustee under the Indenture with respect to the Notes, and only with respect to the Notes, and vests in and confirms with the Series Trustee all rights, powers, trusts, privileges, duties and obligations of the Trustee under the Indenture with respect to the Notes. There shall continue to be vested in and confirmed with the Original Trustee all of its rights, powers, trusts, privileges, duties and obligations as Trustee under the Original Indenture with respect to all of the series of Securities as to which it has served and continues to serve as Trustee under the Original Indenture. With respect to the Notes, all references to the Trustee in the Original Indenture shall be understood to be references to the Series Trustee, unless the context requires otherwise.

Section 2.02 Appointment of Paying Agent and Registrar. The Issuer hereby appoints the Series Trustee as Paying Agent, Registrar and agent upon whom notices and demands may be served, in each case, with respect to the Notes.

Section 2.03 Corporate Trust Office. For any purposes relating to the Notes or the Series Trustee, references in the Original Indenture to the “Corporate Trust Office” shall be deemed to refer to the corporate trust office of the Series Trustee, which is located at 1401 McKinney, Suite 1000, Houston, TX 77010, Attention: Corporate Trust, or any other office of the Series Trustee at which, at any particular time, this Supplemental Indenture shall be administered.

Section 2.04 Series Trustee’s Limitation of Liability. The parties hereto agree that this Supplemental Indenture does not constitute an assumption by the Series Trustee of any liability of the Original Trustee arising out of any breach, negligence or willful misconduct by the Original Trustee in the performance of any of its duties as Trustee under the Original Indenture or by any representative of the Original Trustee.

Section 2.05 Original Trustee’s Limitation of Liability. The parties hereto agree that the Original Trustee shall not have any liability in connection with any acts or omissions taken or not taken by the Series Trustee in the performance or non-performance of any of its duties as Trustee under the Indenture with respect to the Notes or by any representative of the Series Trustee.

Section 2.06 Series Trustee’s Indemnity. The Issuer agrees to indemnify the Series Trustee for, and to hold it harmless against, any loss, liability or expense (including the reasonable compensation and the expenses and disbursements of its agents and counsel) arising out of or in connection with the performance or non-performance by the Original Trustee of its duties under the Original Indenture, including the costs and expenses of defending itself against any claim or liability in connection therewith. This indemnification shall survive the termination of this Supplemental Indenture.

Section 2.07 Original Trustee’s Indemnity. The Issuer agrees to indemnify the Original Trustee for, and to hold it harmless against, any loss, liability or expense (including the reasonable compensation and the expenses and disbursements of its agents and counsel) arising out of or in connection with this Supplemental Indenture, the performance or non-performance by the Series Trustee of its duties under the Indenture with respect to the Notes, including, without limitation, the costs and expenses of defending itself against any claim or liability in connection therewith. This indemnification shall survive the termination of the Indenture and resignation or removal of the Original Trustee.

ARTICLE III

THE ORIGINAL TRUSTEE

Section 3.01 Representations & Warranties. The Original Trustee hereby represents and warrants to the Series Trustee that:

(a) This Supplemental Indenture has been duly authorized, executed and delivered on behalf of the Original Trustee and constitutes its legal, valid and binding obligation.

(b) The Original Trustee has made, or will make, available to the Series Trustee, upon the Issuer’s reasonable request therefor and at the Issuer’s sole cost and expense, copies in its possession of documents not otherwise available from the Issuer and necessary for the administration of the Notes.

Section 3.02 Original Trustee’s Acknowledgement. The Original Trustee hereby acknowledges that it will not serve as the Trustee under the Original Indenture with respect to the Notes; and the parties hereto expressly acknowledge and agree that the Original Trustee shall have no liabilities, duties or obligations of any kind (under the Indenture or otherwise) with respect to the Notes or the issuance thereof and that the Original Trustee shall have no responsibility or liability for the sufficiency or effectiveness of this Supplemental Indenture for any purpose.

Section 3.03 Duties Under Supplemental Indenture. The Original Trustee shall have no liabilities, duties or obligations under or in respect of this Supplemental Indenture, and no implied duties or obligations of any kind shall be read into this Supplemental Indenture on the part of the Original Trustee.

ARTICLE IV

THE ISSUER

Section 4.01 Representations and Warranties. The Issuer hereby represents and warrants to the Series Trustee and to the Original Trustee that:

(a) The Issuer is a corporation duly and validly organized and existing pursuant to the laws of the State of Texas.

(b) The Original Indenture was validly and lawfully executed and delivered by the Issuer, has not been amended or modified and is in full force and effect.

(c) No event has occurred and is continuing to occur which is, or after notice or lapse of time would become, an Event of Default under the Indenture.

(d) There is no action, suit or proceeding pending or, to the best of the Issuer’s knowledge, threatened against the Issuer before any court or any governmental authority arising out of any action or omission by the Issuer under the Indenture.

(e) This Supplemental Indenture has been duly authorized, executed and delivered on behalf of the Issuer and constitutes its legal, valid and binding obligation.

(f) All conditions precedent relating to the appointment of the Series Trustee as a Trustee under the Indenture have been complied with by the Issuer.

Section 4.02 Deliverables. The Issuer shall execute and deliver such further instruments and shall do such other things as the Series Trustee may reasonably require so as to more fully and certainly vest in and confirm with the Series Trustee all rights, powers, duties and obligations hereby vested in the Series Trustee. Without limiting the generality of the foregoing, and for the avoidance of doubt, the Issuer hereby expressly agrees that all reports, Opinions of Counsel, Officer Certificates, compliance certificates and other documents required to be delivered from time to time pursuant to the terms of Sections 4.3, 8.4, 9.4, 10.1 and 11.5 of the Original Indenture shall be delivered and addressed to each of the Original Trustee (to the extent required under the Indenture) and the Series Trustee (for so long as the Notes remain Outstanding).

ARTICLE V

THE SERIES TRUSTEE

Section 5.01 Representations and Warranties. The Series Trustee hereby represents and warrants to the Original Trustee and to the Issuer that:

(a) The Series Trustee is qualified and eligible, under the provisions of Section 6.9 of the Original Indenture and the Trust Indenture Act of 1939, as amended, to act as Trustee under the Indenture.

(b) This Supplemental Indenture has been duly authorized, executed and delivered on behalf of the Series Trustee and constitutes its legal, valid and binding obligation.

Section 5.02 Acceptance of Appointment. The Series Trustee hereby accepts its appointment as Trustee, Paying Agent, Registrar and agent upon whom notices and demands may be served under the Indenture with respect to the Notes and shall hereby be vested with all rights, powers, protections, privileges, benefits, immunities, indemnities, duties and obligations of the Trustee, Paying Agent, Registrar and agent upon whom notices and demands may be served under the Indenture with respect to the Notes and with respect to all property and monies held or to be held under the Indenture with respect to the Notes.

ARTICLE VI

DEFINITIONS

For purposes of this Supplemental Indenture and the Notes, the following terms have the meanings indicated below. All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Original Indenture.

“Additional Notes” means Notes issued in compliance with the terms of this Supplemental Indenture subsequent to the Issue Date and in compliance with Sections 2.3 and 2.4 of the Original Indenture, it being understood that any notes issued in exchange for or replacement of any Notes issued on the Issue Date shall not be Additional Notes.

“Adjusted Consolidated Net Tangible Assets” means, at the time of determination, the aggregate amount of total assets included in the Issuer’s most recent quarterly or annual consolidated balance sheet prepared in accordance with generally accepted accounting principles, net of applicable reserves reflected in such balance sheet, after deducting the following amounts reflected in such balance sheet: (a) goodwill; (b) deferred charges and other assets; (c) preneed receivables, net, and trust investments; (d) cemetery Perpetual Care Trust investments; (e) current assets of discontinued operations; (f) non-current assets of discontinued operations; (g) other like intangibles; and (h) current liabilities (excluding, however, current maturities of long-term debt).

“Attributable Indebtedness,” when used with respect to any sale and leaseback transaction (as contemplated by Section 3.7 of the Original Indenture), means, at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Change of Control” has the meaning attributed thereto in Section 8.03 of this Supplemental Indenture.

“Change of Control Offer” has the meaning attributed thereto in Section 8.03 of this Supplemental Indenture.

“Credit Facilities” means one or more debt facilities with banks or other institutional lenders providing for revolving credit or term loans or letters of credit.

“Holder” means, in the case of any Note, the Person in whose name such Note is registered in the security register kept by the Issuer for that purpose in accordance with the terms of the Indenture.

“Issue Date” means May 21, 2019.

“Notes” has the meaning assigned to it in Section 1.01(a) hereof.

“Optional Redemption Premium” has the meaning attributed thereto in Exhibit A hereto.

“Perpetual Care Trust” means a trust established to provide perpetual care or maintenance for any cemetery, mausoleum or columbarium.

“Pre-Need Trust” means a trust established to hold funds related to the purchase of funeral or cemetery goods or services on a pre-need basis.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person: (a) any corporation, association, limited liability company or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person (or a combination thereof); and (b) any partnership, (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof); provided, however, that no Pre-Need Trust or Perpetual Care Trust shall be deemed to be a Subsidiary for purposes of this Supplemental Indenture.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

ARTICLE VII

THE NOTES

Section 7.01 Form. Provisions relating to the Notes are set forth in Exhibit A hereto, which are hereby incorporated in and expressly made a part of this Supplemental Indenture. The provisions of Exhibit A hereto shall supersede the applicable provisions of Section 2.8 of the Original Indenture to the extent applicable. The Notes and the Series Trustee’s certificate of authentication thereto, shall be substantially in the form of Exhibit A, which is hereby incorporated in and expressly made a part of this Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Issuer is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The terms of the Notes set forth in Exhibit A are part of the terms of this Supplemental Indenture.

ARTICLE VIII

REDEMPTION

Section 8.01 Optional Redemption.

(a) At its option, the Issuer may choose to redeem all or any portion of the Notes, at once or from time to time.

(b) To redeem the Notes, the Issuer must pay a redemption price in an amount determined in accordance with the provisions of the form of Note set forth in Exhibit A hereto.

(c) Any redemption pursuant to this Section 8.01 shall be made pursuant to the provisions of Sections 12.1, 12.2, 12.3 and 12.4 of the Original Indenture.

Section 8.02 Mandatory Redemption. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes. However, the Issuer may be required to offer to purchase Notes as described in Section 8.03 below. The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Section 8.03 Change of Control. Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Issuer repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)

any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer;

(2)

individuals who on the Issue Date constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of at least a majority of the directors of the Issuer then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office;

(3)	the Issuer is liquidated or dissolved or adopts a plan of liquidation or dissolution; or

(4)

the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, or the sale of all or substantially all the assets of the Issuer (determined on a consolidated basis) to another Person, other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Issuer immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder with a copy to the Series Trustee (the “Change of Control Offer”) stating:

(1)

that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)

the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by the Issuer, consistent with this Section 8.03, that a Holder must follow in order to have its Notes purchased.

The Issuer will not be required to make a Change of Control Offer with respect to a series of Notes following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth hereunder applicable to a Change of Control Offer made by the Issuer and purchases all Notes of such series validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption of all of such series of Notes has been given pursuant hereto unless and until there has been a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, conditional upon the Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 8.03. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 8.03, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 8.03 by virtue thereof.

Holders electing to have a Note purchased will be required to surrender the Note, with an appropriate form duly completed, to the Issuer at the address specified in the notice at least three Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Series Trustee or the Issuer receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that the Holder is withdrawing his election to have such Note purchased.

On the purchase date, all Notes purchased by the Issuer under this Section 8.03 shall be delivered by the Issuer to the Series Trustee for cancellation, and the Issuer shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

In the event that at the time of any Change of Control the terms of any Credit Facility restrict or prohibit the purchase of Notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, the Issuer shall undertake to (1) repay in full all such indebtedness under any applicable Credit Facility or (2) obtain the requisite consents under any applicable Credit Facility to permit the repurchase of the Notes.

ARTICLE IX

AMENDMENT OF ORIGINAL INDENTURE

Section 9.01 Amendment of Article One of Original Indenture. The second paragraph of Section 1.1 of the Original Indenture is hereby amended and restated, but only with respect to the Notes, to read in its entirety as follows:

“All accounting terms used herein and not expressly defined shall have the meanings assigned to such terms in accordance with generally accepted accounting principles, and the term “generally accepted accounting principles” means such accounting principles as are generally accepted in the United States at the date of the supplemental indenture authorizing the issuance of the related Securities of such series.”

Section 9.02 Amendment of Article Three of Original Indenture. Section 3.6 of the Original Indenture is hereby amended and restated, but only with respect to the Notes, to read in its entirety as follows:

“The Issuer will not, and will not permit any of its Subsidiaries to, mortgage, pledge, encumber or subject to any lien or security interest to secure any Indebtedness of the Issuer or any Indebtedness of any Subsidiary (other than Indebtedness owing to the Issuer or a wholly-owned Subsidiary) any assets, without providing that the Securities shall thereby be secured equally and ratably with (or prior to) any other Indebtedness so secured, unless, after giving effect thereto, the aggregate outstanding amount of all such secured Indebtedness of the Issuer and its Subsidiaries (excluding secured Indebtedness existing as of September 30, 2017, and any extensions, renewals or refundings thereof that do not increase the principal amount of Indebtedness so extended, renewed or refunded and excluding secured Indebtedness incurred pursuant to subparagraphs (a), (b), (c), (d) and (e) below), together with all outstanding Attributable Indebtedness from sale and leaseback transactions described in Section 3.7(1) of this Indenture, would not exceed 20% of Adjusted Consolidated Net Tangible Assets of the Issuer and its Subsidiaries on the date such Indebtedness is so secured; provided, however, that nothing in this Section 3.6 shall prevent the Issuer or any Subsidiary:

(a) from acquiring and retaining property subject to mortgages, pledges, encumbrances, liens or security interests existing thereon at the date of acquisition thereof, or from creating within one year of such acquisition mortgages, pledges, encumbrances or liens upon property acquired by it after September 30, 2017, as security for purchase money obligations incurred by it in connection with the acquisition of such property, whether payable to the Person from whom such property is acquired or otherwise;

(b) from mortgaging, pledging, encumbering or subjecting to any lien or security interest Current Assets to secure Current Liabilities;

(c) from mortgaging, pledging, encumbering or subjecting to any lien or security interest property to secure Indebtedness under one or more Credit Facilities in an aggregate principal amount not to exceed $1 billion;

(d) from extending, renewing or refunding any Indebtedness secured by a mortgage, pledge, encumbrance, lien or security interest on the same property theretofore subject thereto, provided that the principal amount of such Indebtedness so extended, renewed or refunded shall not be increased; or

(e) from securing the payment of workmen’s compensation or insurance premiums or from making good faith pledges or deposits in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases, deposits to secure public or statutory obligations, deposits to secure surety or appeal bonds, pledges or deposits in connection with contracts made with or at the request of the United States Government or any agency thereof, or pledges or deposits for similar purposes in the ordinary course of business.”

Section 9.03 Amendment of Article Four of Original Indenture. Section 4.3 of the Original Indenture is hereby amended and restated, but only with respect to the Notes, to read in its entirety as follows:

“Section 4.3 Reports by the Issuer. (a) Whether or not required by the Commission, so long as any Securities of any series are Outstanding, the Issuer will furnish to the Trustee and to any Holders of Securities of such series who so request, within 15 days of the time periods specified in the Commission’s rules and regulations:

(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s independent accountants; and

(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder.

(b) Whether or not required by the Commission, the Issuer will file a copy of all of the information and reports referred to in Sections 4.3(a)(i) and (ii) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

(c) For so long as any Securities of any series remain Outstanding, the Issuer will furnish to the Holders of Securities of such series and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) The Issuer will comply with the requirements of Section 314 of the Trust Indenture Act of 1939, as amended.

(e) The Issuer will furnish to the Trustee, within 90 days after the end of each fiscal year of the Issuer, an officer’s certificate from the principal executive officer, principal financial officer or principal accounting officer as to his knowledge of the Issuer’s compliance with all conditions and covenants under this Indenture. For purposes of this subsection (e), such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture.”

Section 9.04 Amendments of Article Five of Original Indenture.

(a) Section 5.1(g) of the Original Indenture is hereby amended and restated, but only with respect to the Notes, to read in its entirety as follows:

“(g) default under any bond, debenture, note or other evidence of Indebtedness for money borrowed by the Issuer or any Subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any Subsidiary (other than Non-Recourse Indebtedness), whether such Indebtedness exists on the date hereof or shall hereafter be created, which default shall have resulted in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or any default in payment of such Indebtedness (after the expiration of any applicable grace periods and the presentation of any debt instruments, if required), if the aggregate amount of all such Indebtedness which has been so accelerated and with respect to which there has been such a default in payment shall exceed $10,000,000, without each such default and acceleration having been rescinded or annulled within a period of 30 days after there shall have been given to the Issuer by the Trustee by registered mail, or to the Issuer and the Trustee by the Holders of at least 25 percent in aggregate principal amount of the Securities of such series then Outstanding, a written notice specifying each such default and requiring the Issuer to cause each such default and acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or”

(b) The first sentence of the first paragraph following Section 5.1(h) of the Original Indenture is hereby amended and restated, but only with respect to the Notes, to read in its entirety as follows:

“If an Event of Default with respect to Securities of any series then Outstanding occurs and is continuing, then and in each and every such case, unless the principal of all of the Securities of such series shall have already become due and payable, either the Trustee or the Holders of not less than 25 percent in aggregate principal amount of the Securities of such series then Outstanding, by notice in writing to the Issuer (and to the Trustee if given by Securityholders), may declare the unpaid principal amount of all the Securities of such series then Outstanding and the Optional Redemption Premium, if any, due thereon, and the interest, if any, accrued thereon to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable.”

Section 9.05 Amendment of Article Eleven of Original Indenture. Article Eleven of the Original Indenture is hereby amended, but only with respect to the Notes, by the addition of the following new Section at the end thereof:

“Section 11.11 Usury. It is the intent of the parties in the execution and performance of the Securities of any series and the Indenture to contract in strict compliance with applicable usury laws from time to time in effect. The Issuer and the Trustee on behalf of the Holders stipulate and agree that none of the terms in the Securities of such series or the Indenture are intended or shall ever be construed to create a contract to pay interest in an amount in excess of the maximum nonusurious amount or at a rate in excess of the highest lawful rate. In the event any payment includes any such excess interest, the Issuer stipulates that such excess interest shall have been paid as a result of error on the part of the Issuer.”

ARTICLE X

MISCELLANEOUS

Section 10.01 Integral Part. This Supplemental Indenture constitutes an integral part of the Indenture.

Section 10.02 Adoption, Ratification and Confirmation. The Original Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 10.03 Compensation and Reimbursement. The Original Trustee shall be entitled to compensation and reimbursement to the extent provided under Section 6.6 of the Original Indenture in connection with its ongoing trusteeship under the Original Indenture, including its costs with respect to entering into this Supplemental Indenture; and the Original Trustee shall continue to be entitled to indemnification as provided in Section 6.6 of the Original Indenture. The Series Trustee shall be entitled to compensation, reimbursement and indemnification as set forth in Section 6.6 of the Original Indenture with respect to the Notes, which rights and obligations shall survive the execution hereof.

Section 10.04 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original; and all such counterparts shall together constitute but one and the same instrument.

Section 10.05 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

Section 10.06 Trustee Makes No Representation. Neither the Original Trustee nor the Series Trustee makes any representation (other than those made expressly by the Series Trustee or the Original Trustee) as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein (other than those made expressly by the Series Trustee or the Original Trustee) are deemed to be those of the Issuer and not of the Series Trustee or the Original Trustee.

Section 10.07 Additional Trustee Provisions. In no event shall the Original Trustee or the Series Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Original Trustee or the Series Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. For the avoidance of doubt, the Original Trustee shall have no liabilities, duties or obligations under or in respect of this Supplemental Indenture.

Each of the Original Trustee and the Series Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Supplemental Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that each of the Original Trustee and the Series Trustee shall use its best efforts to resume performance as soon as practicable under the circumstances.

The permissive rights of each of the Original Trustee and the Series Trustee enumerated herein shall not be construed as duties.

Section 10.08 Notice. Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Supplemental Indenture to be made upon, given or furnished to, or filed with

(a) the Original Trustee by the Issuer or by the Series Trustee shall be sufficient for every purpose herein if made, given, furnished or filed in writing to or with the Original Trustee at The Bank of New York Mellon Trust Company, N.A. 400 South Hope Street, Suite 500, Los Angeles, California, or

(b) the Series Trustee by the Issuer or by the Original Trustee shall be sufficient for every purpose herein if made, given, furnished or filed in writing to or with the Series Trustee at BOKF, NA, 1401 McKinney, Suite 1000, Houston, TX 77010, Attention: Corporate Trust, or

(c) the Issuer by the Original Trustee or by the Series Trustee shall be sufficient for every purpose herein if in writing and mailed, first-class postage prepaid, to the Issuer addressed to it at Service Corporation International, 1929 Allen Parkway, Houston, TX 77019, Attention: Treasurer or at any other address previously furnished in writing to the Original Trustee and Series Trustee by the Issuer.

Section 10.09 Waiver of Jury Trial. THE PARTIES HERETO AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE NOTES.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Supplemental Indenture on the date first set forth above.

ISSUER:

SERVICE CORPORATION INTERNATIONAL

By:	/s/ Eric D. Tanzberger
Name: Eric D. Tanzberger
Title: Senior Vice President and Chief Financial Officer

ORIGINAL TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Original Trustee

By:	/s/ Karen Yu
Name: Karen Yu
Title: Vice President

SERIES TRUSTEE:

BOKF, NA, as Series Trustee

By:	/s/ Mary Jo Wagener
Name: Mary Jo Wagener
Title: Vice President

EXHIBIT A

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

REGISTERED	CUSIP: 817565CE2
No.	ISIN: US817565CE22

$

5.125% Senior Notes Due 2029

Service Corporation International, a Texas corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of                 U.S. dollars ($                     ) on June 1, 2029.

Interest Payment Dates: June 1 and December 1.

Record Dates: May 15 and November 15.

Additional provisions of this Note are set forth on the other side of this Note.

Dated:

SERVICE CORPORATION
INTERNATIONAL

By
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

BOKF, NA
as Trustee, certifies that this is one of the Securities referred to in the Supplemental Indenture.

By
Authorized Signatory

1. Interest

Service Corporation International, a Texas corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. The Issuer will pay interest semiannually on June 1 and December 1 of each year, commencing December 1, 2019. Interest on the Notes will accrue from May 21, 2019. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment

The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered holders of Notes at the close of business on the May 15 or November 15 immediately preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Issuer will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. The Issuer will make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, BOKF, NA, a national banking association (the “Trustee”), will act as Paying Agent and Registrar. The Issuer may appoint and change any Paying Agent, Registrar or co-registrar without notice.

4. Indenture

The Issuer issued the Notes under an Indenture dated as of February 1, 1993 (the “Original Indenture”), between the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Base Trustee”), as amended by the Fifteenth Supplemental Indenture dated as of May 21, 2019 (the “Fifteenth Supplemental Indenture” and, the Original Indenture, as supplemented by the Fifteenth Supplemental Indenture, the “Indenture”), among the Issuer, the Base Trustee and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Fifteenth Supplemental Indenture (the “Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Noteholders are referred to the Indenture and the Act for a statement of those terms.

The Notes are general unsecured obligations of the Issuer. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.3 of the Original Indenture. The Notes issued on the Issue Date and any Additional Notes will be treated as a single class for all purposes under the Indenture. The Indenture contains covenants that limit the ability of the Issuer and its subsidiaries to create liens on assets; consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries; and engage in sale/leaseback transactions. These covenants are subject to important exceptions and qualifications.

5. Optional Redemption

Except as set forth below, the Issuer shall not be entitled to redeem the Notes.

Prior to June 1, 2024, the Notes will be redeemable, in whole or in part, at the Issuer’s option at any time, upon at least 30 days’ and not more than 60 days’ notice to the Holders, at a redemption price equal to the greater of (1) 100% of the principal amount of such Notes, and (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal (at the redemption price set forth in the table below as if redeemed on June 1, 2024) and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) through June 1, 2024 discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points (the greater of (1) and (2), the “Optional Redemption Premium”), plus in each case, accrued interest thereon to the date of redemption.

On and after June 1, 2024, the notes will be redeemable, in whole or in part, at the Issuer’s option at any time, upon at least 30 days’ and not more than 60 days’ notice to the Holders, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing on June 1 of the years set forth below:

Period	Redemption Price
2024	102.563%
2025	101.708%
2026	100.854%
2027 and thereafter	100.000%

Notice of optional redemption pursuant to this Section 5 will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his registered address. Notes in denominations larger than $2,000 principal amount may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity most nearly equal to June 1, 2024 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a maturity of June 1, 2024.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Issuer.

“Reference Treasury Dealer” means each of Wells Fargo Securities, LLC (and its successors) and any other nationally recognized investment banking firm that is a primary U.S. government securities dealer specified from time to time by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer as of 5:00 p.m., New York time, on the third Business Day preceding the redemption date.

6. Put Provisions

Upon a Change of Control, any Holder of Notes will have the right to cause the Issuer to repurchase the Notes of such Holder at a repurchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued interest to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.

7. Denominations; Transfer; Exchange

The Notes are in registered form without coupons in denominations of $2,000 principal amount and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed or 15 days before an interest payment date.

8. Persons Deemed Owners

Except as provided in Section 2 hereto, the registered Holder of this Note may be treated as the owner of it for all purposes.

9. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer as general creditors and not to the Trustee for payment.

10. Discharge and Defeasance

Subject to certain conditions, the Issuer at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture (insofar as the Indenture applies to the Notes) if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

11. Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (a) the Indenture (insofar as the Indenture applies to the Notes) and the Notes may be amended with the written consent of the Holders of at least a majority in principal amount outstanding of the Notes and (b) any default or noncompliance with any provision may be waived with respect to the Notes with the written consent of the Holders of a majority in principal amount outstanding of the Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Noteholder, the Issuer, the Base Trustee and the Trustee shall be entitled to amend the Indenture or the Notes to evidence the assumption by a successor corporation of the Issuer’s obligations under the Indenture, or to add covenants or make the occurrence and continuance of a default in such additional covenants a new Event of Default for the protection of the Holders of debt securities, or to cure any ambiguity or correct any inconsistency in the Indenture or amend the Indenture in any other manner which the Issuer may deem necessary or desirable and which will not adversely affect the interests of the Holders of senior debt securities issued thereunder, or to establish the form and terms of any series of senior debt securities to be issued pursuant to the Indenture, or to evidence the acceptance of appointment by a successor Trustee, or to secure the senior debt securities with any property or assets.

12. Defaults and Remedies

Under the Indenture, Events of Default include (a) default for 30 days in payment of interest on the Notes; (b) default in payment of principal on the Notes at maturity, upon redemption pursuant to Section 5 hereto, upon acceleration or otherwise, or failure by the Issuer to redeem or purchase Notes when required; (c) failure by the Issuer to comply with other agreements in the Indenture or the Notes, in certain cases subject to notice and lapse of time; (d) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Issuer if the amount accelerated (or so unpaid) exceeds $10 million; and (e) certain events of bankruptcy or insolvency with respect to the Issuer. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Noteholders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Noteholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.

13. Trustee Dealings with the Issuer

Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee.

14. No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Issuer or the Trustee shall not have any liability for any obligations of the Issuer under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Noteholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

15. Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

16. Abbreviations

Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

17. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Issuer has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Noteholders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18. Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

The Issuer will furnish to any Noteholder upon written request and without charge to the Note holder a copy of the Indenture which has in it the text of this Note in larger type. Requests may be made to:

1929 Allen Parkway

Houston, Texas 77019

Attention: Secretary

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                  agent to transfer this Security on the books of the Issuer. The agent may substitute another to act for him.

DATE:                                                   YOUR SIGNATURE:

Sign exactly as your name appears on the other side of this Security

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Issuer pursuant to Section 8.03 of the Supplemental Indenture, check the box:  ☐

If you want to elect to have only part of this Security purchased by the Issuer pursuant to Section 8.03 of the Supplemental Indenture, state the amount in principal amount: $

Dated:	Your Signature:

(Sign exactly as your name appears on the other side of this Security.)

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Security	Amount of increase in Principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase)	Signature of authorized officer of Trustee or Securities Custodian